Exhibit 3.2
AMENDED AND RESTATED
BY-LAWS
(Effective February 23, 2017)
(Revised May 23, 2018 to reflect name change to Jefferies Financial Group Inc.)
of
JEFFERIES FINANCIAL GROUP INC.
ARTICLE I. SHAREHOLDERS MEETING
Section 1. The annual meeting of shareholders of the Corporation shall be held at the principal office of the Corporation, or at such other place within or without the State of New York, on such date and at such time as shall be determined by the Board of Directors in each year for the purpose of electing directors, and for the transaction of such other business as may be brought before the meeting.
Section 2. Special meetings of shareholders may be called at any time by the Board of Directors.
Section 3. Written notice of meetings of shareholders shall be given whenever shareholders are to take any action at a meeting. Such notice shall state the place, date and hour of the meeting and, unless it is the annual meeting, indicate that it is being issued by or at the direction of the person or persons calling the meeting. Notice of a special meeting shall, in addition, state the purpose or purposes for which the meeting was called.
A copy of the notice of any meeting shall be given, personally or by mail, not less than ten nor more than fifty days before the date of the meeting, to each shareholder entitled to vote at such meeting. If mailed, such notice is given when deposited in the United States mail, with postage thereon prepaid, directed to the shareholder at his address as it appears on the record of shareholders, or, if he shall have filed with the Secretary of the Corporation a written request that such notices to him be mailed to some other address, then directed to him at such other address.
Section 4. For the purpose of determining the shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof, or to express consent to or dissent from any proposal without a meeting, or for the purpose of determining shareholders entitled to receive payment of any dividend or the allotment of any rights, or for the purpose of any other action, the Board shall fix, in advance, a date as the record date for any such determination of shareholders. Such date shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.
Section 5. Except as may be otherwise required by laws of the State of New York, the Certificate of Incorporation or these By-Laws, the holders of a majority of the shares entitled to vote thereat present in person or by proxy shall constitute a quorum at a meeting of shareholders for the transaction of any business, provided that when a specified item of business is required to be voted on by a class or a series, voting as a class, the holders of a majority of shares of such class or series present in person or by proxy shall constitute a quorum for the transaction of such specified item of business.

Section 6. In order to properly submit any business to an annual meeting of shareholders, a shareholder must give timely notice in writing to the Secretary of the Corporation of such shareholder’s intention to present such business. To be considered timely, a shareholder’s notice must be delivered, either in person or by United States certified mail, postage prepaid, and received at the principal executive office of the Corporation, not less than one hundred twenty (120) days prior to the first anniversary date of the Corporation’s proxy statement in connection with the last annual meeting or if no annual meeting was held in the previous year, not less than a reasonable time, as determined by the Board of Directors, prior to the date of the applicable annual meeting.
Each notice to the Secretary shall set forth (i) the name and address of the shareholder, (ii) a representation that the shareholder is entitled to vote at such meeting, indicating the number of shares owned of record and beneficially by such shareholder, together with a statement that such shareholder intends to appear in person or by proxy at the meeting to present such proposal or proposals, (iii) a description of the proposal or proposals to be presented, including the complete text of any resolutions to be presented at the meeting and the reasons for conducting such business at the meeting and (iv) any material interest of the shareholder in the business to be submitted at the meeting. In addition, the shareholder shall promptly provide any other information reasonably requested by the Corporation.
The presiding officer of the meeting may, if the facts warrant, determine that a proposal was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective proposal shall be disregarded.
Notwithstanding the foregoing provisions of this Section 6, a shareholder who seeks to have any proposal included in the Corporation’s proxy statement shall comply with applicable state law and the requirements of the rules and regulations promulgated by the Securities and Exchange Commission.
ARTICLE II. DIRECTORS
Section 1. The number of the directors of the Corporation shall be such number not less than three, as is designated from time to time by resolution adopted by a majority of the members of the Board of Directors, plus the number of directors, if any, elected by the holders of the Preferred Stock, voting as a class, pursuant to Section 5 of the General Provisions Relating to All Series of the Preferred Stock in Article FOURTH of the Certificate of Incorporation of the Corporation. The terms of the directors, if any, elected by the holders of the Preferred Stock, voting as a class, pursuant to Section 5 of the General Provisions Relating to All Series of the Preferred Stock in Article FOURTH of the Certificate of Incorporation of the Corporation shall be as set forth in such Section 5. The directors other than those, if any, elected by the holders of the Preferred Stock, voting as a class, shall, except as otherwise set forth herein, be elected for one year terms which shall expire at each annual meeting of shareholders and when their successors shall have been elected and qualified. Such election shall be by ballot by the shareholders entitled to vote and present in person or by proxy at such meeting. In case of any vacancy in the Board of Directors (including any vacancy due to an increase in the size of the Board of Directors), the remaining directors, although less than a quorum, by affirmative vote of a majority thereof, may elect a successor to fill such vacancy to serve until the next annual meeting of shareholders and when such director’s successor shall have been elected and qualified. Any director or directors (other than a director or directors elected by the holders of the Preferred Stock pursuant to Section 5 of the General Provisions Relating to All Series of the Preferred Stock in Article FOURTH of the Certificate of Incorporation of the Corporation) may be removed for cause by the affirmative vote of a majority of the directors present (including by means of a conference telephone or similar communications equipment) at a meeting at which such action is considered, provided a quorum is present.
A nominee for director shall be elected to the Board of Directors if the votes cast for such nominee’s election exceed the number of against votes in respect of such nominee’s election; provided, however, that directors shall be elected by a plurality of the votes cast at any meeting of shareholders for which the number of director nominees exceeds the number of directors to be elected. If directors are to be elected by a plurality of the votes cast, shareholders shall not be permitted to vote against a nominee.
Section 2. Nominations of persons for election to the Board of Directors may be made in the following manner:
A.Committee or Board Nomination. A committee appointed by the Board of Directors (or, in the absence of such committee, the Board of Directors) may nominate persons for election to the Board of Directors.
B.Shareholder Nomination at an Annual or Special Meeting. Any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election to the Board of Directors at a meeting only if written notice of such shareholder’s intention to make such nomination or nominations has been received by the Secretary of the Corporation at the principal executive office of the Corporation (1) with respect to an election to be held at an annual meeting of shareholders, (a) not less than 120 days nor more than 150 days prior to the first anniversary date of the Corporation’s proxy statement in connection with the preceding year’s annual meeting or (b) in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, not more than 190 days prior to the date of such annual meeting and not less than the later of 160 days prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made and (2) with respect to an election to be held at a special meeting of shareholders, not less than the tenth day following the date on which public announcement of the date of such Special Meeting is first made. In no event shall the public announcement of any adjournment or postponement of a meeting commence a new time period (or extend any time period) for the giving of a notice as described above.
Each such notice to the Secretary shall set forth: (1) the name and address of the shareholder and his or her nominees; (2) a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each such nominee; and (4) the consent of each nominee to serve as a director of the Corporation if so elected. The Corporation may require such shareholder and any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as a director of the Corporation. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if so determined, shall so declare to the meeting and the defective nomination shall be disregarded.
C.Shareholder Nomination - Proxy Access. Any Eligible Shareholder (as defined below) is entitled to nominate one or more persons for election to the Board of Directors and have such nomination included in the Corporation’s proxy statement in connection with an annual meeting of shareholders if such nomination is made pursuant to the provisions of this ARTICLE II, Section 2.C.
(1)Subject to the provisions of this Section 2.C., the Corporation shall include in its proxy statement (including its form of proxy) for an annual meeting of shareholders the name of any shareholder nominee for election to the Board of Directors submitted pursuant to this Section 2.C. (each, a “Proxy Access Nominee”) provided (a) timely written notice of such Proxy Access Nominee satisfying this Section 2.C. (“Proxy Access Notice”) is delivered to the Secretary of the Corporation by or on behalf of a shareholder or shareholders that, at the time the Proxy Access Notice is delivered, satisfy the ownership and other requirements of this Section 2.C. (such shareholder or shareholders, and any person on whose behalf they are acting, the “Eligible Shareholder”), (b) the Eligible Shareholder expressly elects in writing at the time of providing the Proxy Access Notice to have its nominee included in the Corporation’s proxy statement pursuant to this Section 2.C., and (c) the Eligible Shareholder and the Proxy Access Nominee otherwise satisfy the requirements of this Section 2.C. and the Proxy Access Nominee satisfies the director qualification requirements set forth in the Corporation’s Corporate Governance Guidelines and any other documents setting forth qualifications for directors.
(2) To be timely, a Proxy Access Notice must be received by the Secretary of the Corporation at the principal executive office of the Corporation not less than 120 days nor more than 150 days prior to the first anniversary date of the Corporation’s proxy statement in connection with the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, a Proxy Access Notice to be timely must be so received not more than 190 days prior to the date of such annual meeting and not less than the later of 160 days prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of any adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a Proxy Access Notice as described above.
(3) In addition to including the name of the Proxy Access Nominee in the Corporation’s proxy statement for the annual meeting, the Corporation also shall include (a) the information concerning the Proxy Access Nominee and the Eligible Shareholder that is required to be disclosed in the Corporation’s proxy statement pursuant to Section 14 of the Securities Exchange

Act of 1934 and the rules and regulations promulgated thereunder (“Exchange Act”) and (b) if the Eligible Shareholder so elects, a Statement (as defined below) (collectively, the “Required Information”). Nothing in this Section 2.C. shall limit the Corporation’s ability to solicit against and include in its proxy statement its own statements relating to any Proxy Access Nominee.
(4) The number of Proxy Access Nominees (including Proxy Access Nominees that were submitted by an Eligible Shareholder for inclusion in the Corporation’s proxy statement pursuant to this Section 2.C. but either are subsequently withdrawn or that the Board of Directors decides to nominate (a “Board Nominee”)) appearing in the Corporation’s proxy statement with respect to an annual meeting of shareholders shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered pursuant to this Section 2.C. (the “Nomination Deadline”) or, if such amount is not a whole number, the closest whole number below 20% (the “Permitted Number”); provided, however, that (a) any director in office as of the Nomination Deadline who was included in the Corporation’s proxy statement as a Proxy Access Nominee for any of the two preceding annual meetings and whom the Board of Directors decides to nominate for election to the Board of Directors will be counted against the Permitted Number, (b) any individual who will be included in the Corporation's proxy materials as a nominee recommended by the Board of Directors pursuant to an agreement, arrangement or other understanding with a shareholder or group of shareholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of stock from the Corporation by such shareholder or group of shareholders) will be counted against the Permitted Number, and (c) in the event that one or more vacancies for any reason occurs on the Board of Directors at any time after the Nomination Deadline and before the date of the applicable annual meeting of shareholders and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced. In the event that the number of Proxy Access Nominees submitted by Eligible Shareholders pursuant to this Section 2.C. exceeds the Permitted Number, each Eligible Shareholder shall select one Proxy Access Nominee for inclusion in the Corporation’s proxy statement until the Permitted Number is reached, going in order of the amount (greatest to least) of voting power of the capital stock of the Corporation entitled to vote on the election of directors as disclosed in the Proxy Access Notice. If the Permitted Number is not reached after each Eligible Shareholder has selected one Proxy Access Nominee, this selection process shall continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(5) An Eligible Shareholder must have owned (as defined below) continuously for at least three years a number of shares that represents 3% or more of the total voting power of the Corporation’s outstanding shares of capital stock entitled to vote in the election of directors (the “Required Shares”) as of both the date the Proxy Access Notice is received by the Corporation in accordance with this Section 2.C. and the record date for determining shareholders entitled to vote at the annual meeting and must continue to own the Required Shares through the meeting date. For purposes of satisfying the ownership requirement under this Section 2.C., the shares of the capital stock of the Corporation owned by one or more shareholders, or by the person or persons who own shares of the capital stock of the Corporation and on whose behalf any shareholder is acting, may be aggregated, provided that (a) the number of shareholders and other persons whose ownership of shares is aggregated for such purposes shall not exceed 20, (b) each shareholder and other persons whose shares are aggregated shall have held such shares continuously for at least three years, and (c) a group of two or more funds that are (1) under common management and investment control, (2) under common management and funded primarily by the same employer (or by a group of related employers that are under common control), or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one shareholder or person for this purpose. Whenever an Eligible Shareholder consists of a group of shareholders and/or other persons, any and all requirements and obligations for an Eligible Shareholder set forth in this Section 2.C. must be satisfied by and as to each such shareholder or other person, except that shares may be aggregated to meet the Required Shares as provided in this Section 2.C. With respect to any one particular annual meeting, no shareholder or other person may be a member of more than one group of persons constituting an Eligible Shareholder under this Section 2.C.
(6) For purposes of this Section 2.C., an Eligible Shareholder shall be deemed to “own” only those outstanding shares of the capital stock of the Corporation as to which the person possesses both (a) the full voting and investment rights pertaining to the shares and (b) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided that the number of shares calculated in accordance with clauses (a) and (b) shall not include any shares (x) sold by such person or any of its affiliates in any transaction that has not been settled or closed, (y) borrowed by such person or any of its affiliates for any purposes or purchased by such person or any of its affiliates pursuant to an agreement to resell, or (z) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar instrument or agreement entered into by such person or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of (1) reducing in any manner, to any extent or at any time in the future, such person’s or affiliates’ full right to vote or direct the voting of any such shares, and/or (2) hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such person or affiliate. A person shall “own” shares held in the name of a nominee or other intermediary so long as the person retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A person’s ownership of shares shall be deemed to continue during any period in which (i) the person has loaned such shares, provided that the person has the power to recall such loaned shares on five business days’ notice and provides a representation that it will promptly recall such loaned shares upon being notified that any of its Proxy Access Nominees will be included in the Corporation’s proxy statement, or (ii) the person has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the person. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. For purposes of this Section 2.C., the term “affiliate” shall have the meaning ascribed thereto in the regulations promulgated under the Exchange Act.

(7) An Eligible Shareholder’s Proxy Access Notice must include: (a) one or more written statements from the record holder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven days prior to the date the Proxy Access Notice is received by the Corporation, the Eligible Shareholder owns, and has owned continuously for the preceding three years, the Required Shares, and the Eligible Shareholder’s agreement to provide (1) within five business days after the record date for the meeting, written statements from the record holder and intermediaries verifying the Eligible Shareholder’s continuous ownership of the Required Shares through the record date and (2) immediate notice if the Eligible Shareholder ceases to own any of the Required Shares prior to the date of the applicable annual meeting of shareholders; (b) documentation satisfactory to the Corporation demonstrating that a group of funds qualifies to be treated as one shareholder or person for purposes of this Section 2.C.; (c) a representation that the Eligible Shareholder (including each member of any group of shareholders that together is an Eligible Shareholder hereunder): (1) intends to continue to own the Required Shares through the date of the annual meeting, (2) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (3) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Proxy Access Nominee(s) being nominated pursuant to this Section 2.C., (4) has not engaged and will not engage in, and has not and will not be, a “participant” in another person’s “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Proxy Access Nominee(s) or a Board Nominee, (5) will not distribute to any shareholder any form of proxy for the meeting other than the form distributed by the Corporation, and (6) has provided and will provide facts, statements and other information in all communications with the Corporation and its shareholders that are or will be true and correct and not misleading; (d) the written consent of each Proxy Access Nominee to be named in the Corporation’s proxy statement as a nominee and to serve as a director if elected; (e) a copy of the Schedule 14N that has been filed with the SEC as required by Rule 14a-18 under the Exchange Act; (f) in the case of a nomination by a group of shareholders that together is an Eligible Shareholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating shareholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and (g) an undertaking that the Eligible Shareholder agrees to (1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Shareholder’s communications with the Corporation’s shareholders or out of the information that the Eligible Shareholder provides to the Corporation, (2) in a form satisfactory to the Corporation, indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Shareholder pursuant to this Section 2.C. or any solicitation or other activity in connection therewith, (3) file with the SEC any solicitation relating to the annual meeting at which the Proxy Access Nominee will be nominated, regardless of whether any such filing is required under Section 14 of the Exchange Act or whether any exemption from filing is available for such solicitation, and (4) comply with all other applicable laws, rules, regulations and listing standards with respect to any solicitation in connection with the meeting. An Eligible Shareholder’s Proxy Access Notice must also include a written representation and agreement from its Proxy Access Nominee (in a form deemed satisfactory to the Corporation) that the Proxy Access Nominee (1) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such Proxy Access Nominee, if elected as a director of the Corporation, will act or vote on any issue or question (“Voting Commitment”) that has not been disclosed in writing to the Corporation, (2) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director of the Corporation (“Compensation Arrangement”) that has not been disclosed in writing to the Corporation, and (3) in the Proxy Access Nominee’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with, applicable law and all corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Corporation applicable to the Corporation’s directors.
(8) The Eligible Shareholder may include with its Proxy Access Notice, a written statement for inclusion in the Corporation’s proxy statement for the meeting, not to exceed 500 words, in support of the Proxy Access Nominee’s candidacy (the “Statement”). Notwithstanding anything to the contrary contained herein, the Corporation may omit from its proxy statement any information or Statement that it believes would violate any applicable law, rule, regulation or listing standard.
(9) Each Proxy Access Nominee must:

(a)	complete, sign and submit all questionnaires required of the Corporation’s Board of Directors within five business days of receipt of each such questionnaire from the Corporation; and

(b)
provide within five business days of the Corporation’s request such additional information as the Corporation determines may be necessary to permit the Board of Directors to determine whether such Proxy Access Nominee meets the requirements of this Section 2.C. and/or the Corporation’s requirements with regard to director qualifications and policies and guidelines applicable to directors, including whether (1) such Proxy Access Nominee is independent under the listing standards of each U.S. exchange upon which the capital stock of the Corporation is listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the directors (the “Independence Standards”), (2) such Proxy Access Nominee has any direct or indirect relationship with the Corporation, and (3) such Proxy Access Nominee is not and has not been subject to (A) any event specified in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”), or (B) any order of the type specified in Rule 506(d) of Regulation D under the Securities Act.

(10) In the event that any information or communications provided by the Eligible Shareholder or Proxy Access Nominee to the Corporation or its shareholders ceases to be true and correct in any respect or misleading, each Eligible Shareholder or Proxy Access Nominee, as the case may be, shall promptly notify the Secretary of the Corporation of any such inaccuracy or omission in such previously provided information and of the information that is required to make such information or communication true and correct; it being understood that providing any such notification shall not be deemed to cure any defect or limit the Corporation’s right to omit a Proxy Access Nominee from its proxy materials as provided in this Section 2.C.
(11) The Corporation shall not be required to include, pursuant to this Section 2.C., a Proxy Access Nominee in its proxy statement (or, if the proxy statement has already been filed, to allow the nomination of a Proxy Access Nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation) (a) for any meeting for which the
Secretary of the Corporation receives a notice that any shareholder has nominated a person for election to the Board of Directors pursuant to Section 2.B. of these By-Laws, (b) if the Eligible Shareholder who has nominated such Proxy Access Nominee has nominated for election to the Board of Directors at the meeting any person other than pursuant to this Section 2.C., or has or is engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the meeting other than its Proxy Access Nominee(s) or a Board Nominee, (c) who is not independent under the Independence Standards, (d) who does not meet the audit committee independence requirements under the listing standards of each U.S. exchange upon which the Corporation’s capital stock is listed, is not a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act or is not an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, (e) whose election as a member of the Board of Directors would violate or cause the Corporation to be in violation of these By-Laws, the Certificate of Incorporation, any applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Corporation (including, without limitation, policies and guidelines relating to Voting Commitments and Compensation Arrangements applicable to the Corporation’s directors) or other document setting forth qualifications for directors, the listing standards of each exchange upon which the capital stock of the Corporation is listed, or any applicable state or federal law, rule or regulation, (f) if the Proxy Access Nominee is or becomes a party to any Voting Commitment that has not been disclosed in writing to the Corporation, (g) if the Proxy Access Nominee is or becomes a party to any Compensation Arrangement that has not been disclosed in writing to the Corporation, (h) who is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (i) who is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in such a criminal proceeding within the past 10 years, (j) who is subject to any order of the type specified in Rule 506(d) of Regulation D under the Securities Act, or (k) if such Proxy Access Nominee or the applicable Eligible Shareholder shall have provided untrue or misleading information to the Corporation in respect of such nomination or shall have breached its or their agreements, representations, undertakings and/or obligations pursuant to this Section 2.C.

(12) Any Proxy Access Nominee who is included in the Corporation’s proxy statement for a particular annual meeting of shareholders but either (a) withdraws from or becomes ineligible or unavailable for election at the meeting or (b) does not receive a number of votes cast in favor of his or her election at least equal to 20% of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the Proxy Access Nominee’s election (excluding abstentions and broker non-votes, if applicable), shall be ineligible to be included in the Corporation’s proxy statement as a Proxy Access Nominee pursuant to this Section 2.C. for the next two annual meetings of shareholders following the meeting for which the Proxy Access Nominee has been nominated for election.
(13) The Board of Directors (and any other person or body authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.C. and to make any and all determinations necessary or advisable to apply this Section 2.C. to any persons, facts or circumstances, including the power to determine (a) whether a person or group of persons qualifies as an Eligible Shareholder, (b) whether outstanding shares of the capital stock of the Corporation are “owned” for purposes of meeting the ownership requirements of this Section 2.C., (c) whether a notice complies with the requirements of this Section 2.C., (d) whether a person satisfies the qualifications and requirements to be a Proxy Access Nominee, (e) whether inclusion of the Required Information in the Corporation’s proxy statement is consistent with all applicable laws, rules, regulations and listing standards, and (f) whether any and all requirements of this Section 2.C. have been satisfied.
(14) This Section 2.C. provides the exclusive method for a shareholder to include nominees for election to the Board of Directors in the Corporation’s proxy materials.
Section 3. The Board of Directors may adopt such rules and regulations for the conduct of their meetings and management of the affairs of the Corporation, as they may deem proper, not inconsistent with the laws of the State of New York, the Certificate of Incorporation or these By-Laws.
Section 4. The regular meetings of the Board of Directors shall be held as determined by the Board of Directors. Special meetings shall be held whenever called by direction of the Chairman of the Board, or the Chief Executive Officer or of any two of the directors, on at least two days previous notice by mail, email or facsimile or twenty-four hours previous notice by telephone, followed by email or facsimile to each director; provided that no notice need be given of any special meeting at which all the members shall be present or notice of which shall be waived by all absent members before or after the meeting. Notice of such meeting shall be effective as of the sending of the notice by mail, email or facsimile, or the date of the telephone call. Unless otherwise indicated in the notice thereof or otherwise provided by the laws of the State of New York, the Certificate of Incorporation or these By-Laws, any and all business may be transacted at a special meeting. One-third of the directors shall constitute a quorum at any meeting of the Board of Directors. At the first meeting of the Board of Directors held after the annual meeting of shareholders, the Board shall proceed to the election of the officers of the Corporation.

Section 5. Any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors consent in writing (including by electronic means) to the adoption of a resolution authorizing such action.
Section 6. Any one or more members of the Board of Directors may participate in a meeting of the Board of Directors by means of a conference telephone or similar communications equipment allowing all persons participating in such meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.
ARTICLE III. COMMITTEES OF THE BOARD
Section 1. The Board of Directors may, by resolution or resolutions adopted by a majority of the members of the Board of Directors designate a committee of the Board to be known as the Finance Committee of the Board (“Finance Committee”) and to consist of the Chairman of the Board and such number of other directors as shall be designated from time to time by resolution adopted by a majority of the members of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of the Finance Committee, who may replace any absent member or members of the Committee at any meeting of the Finance Committee. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve the Finance Committee. The Finance Committee shall have and may exercise, when the Board is not in session, all authority of the Board of Directors with respect to designating as a depository any bank, banker or trust company, opening lines of credit with any bank, banker or trust company and all matters appertaining thereto, including, but not limited to, the authorization of all resolutions and agreements and the execution of all instruments required by any bank, banker or trust company in connection therewith, including the certification thereof by the Secretary of the Corporation, the designation of officers and employees of the Corporation authorized to withdraw or charge any of the funds of the Corporation so deposited upon checks, notes, drafts, bills of exchange, acceptances, undertakings or other instruments or orders for the payment of money drawn against the account of the Corporation, the designation of officers authorized to borrow or obtain credit for the Corporation from any bank, banker or trust company or to endorse for discount or otherwise, negotiable or non-negotiable instruments held by the Corporation, the authorization of leases of safe deposit boxes, the designation of officers and employees authorized to have access to said boxes, and the authorization of guarantees required by symbol endorsement.
Section 2. The Board of Directors may, by resolution or resolutions, passed by a majority of the members of the Board of Directors designate a committee of the Board to be known as the Executive Committee of the Board (“Executive Committee”) and to consist of the Chairman of the Board of Directors, who shall be Chairman of the Executive Committee, and such number of other directors as shall be designated from time to time by resolution adopted by a majority of the members of the Board of Directors. The Executive Committee shall have and may exercise when the Board of Directors is not in session, all authority of the Board of Directors, except as may be limited by Section 712 of the Business Corporation Law of New York State. The Board of Directors may designate one or more directors as alternate members of such committee who may replace any absent member or members at any meeting of the Executive Committee.

Section 3. The Board of Directors shall, by resolution or resolutions passed by a majority of the members of the Board of Directors, designate at least three of its members, none of whom are members of management, as the Audit Committee of the Board (“Audit Committee”), and will further designate one member as Chairman of the Audit Committee. The Audit Committee shall have the responsibilities set out in the Audit Committee Charter and such other responsibilities as the Board may from time to time delegate to the Audit Committee, as well as responsibility for such other matters pertaining to internal controls, audit, or reporting of the financial affairs of the company as the Audit Committee, in its sole discretion, deems advisable and necessary. A full report of the activities of the Audit Committee will be made by the Chairman or his designee to each meeting of the Board of Directors.
Section 4. The Board of Directors may, by resolution or resolutions, passed by a majority of the members of the Board of Directors designate not less than two of its members to serve as the Nominating and Corporate Governance Committee of the Board (“Nominating Committee”), and will further designate one member as Chairman of the Nominating Committee. The Nominating Committee shall meet at least annually for the purpose of considering and presenting to the Board its nominations for officers and directors and shall such other responsibilities as are set forth in the Nominating and Corporate Governance Committee Charter, as well as such other responsibilities as the Board may from time to time delegate to the Nominating Committee.
Section 5. The Board of Directors may, by resolution or resolutions, passed by a majority of the members of the Board of Directors designate not less than two of its members to serve as the Compensation Committee of the Board (“Compensation Committee”), and will further designate one member as Chairman of the Compensation Committee. The Compensation Committee shall meet at least annually and shall have such responsibilities as are set forth in the Compensation Committee Charter, as well as such other responsibilities as the Board may from time to time delegate to the Compensation Committee.
Section 6. The Board of Directors may, by resolution or resolutions adopted by a majority of the members of the Board of Directors designate such other committees of the Board as shall be designated from time to time. Such committees shall have such number of directors as are designated by the Board and shall have such powers designated by the Board as are consistent with the provisions of the Business Corporation Law of New York State. The Board of Directors may designate one or more directors as alternate members of such committee who may replace any absent member or members at any meeting of any such committee. Any such committee shall have and exercise the authority of the Board of Directors.
Section 7. Such committees may meet either regularly at stated times or specially on notice given twenty-four hours in advance by any member thereof by mail, email, facsimile or telephone to all the other members thereof provided such notice is received before the meeting takes place; but no notice of any regular meeting need be given; and no notice need be given of any special meeting at which all the members shall be present or notice of which shall be waived by all the absent members before or after such meeting. Such committees may make rules for the holding and conduct of their meetings and may appoint such subcommittees and assistants, as they shall from time to time deem necessary. A number of regular members or alternate members or both equal to a majority of the number of regular members of a committee shall constitute a quorum and the act of a majority of those present at a meeting at which a quorum is present and action shall be the act of a committee. All action taken by a committee shall be reported to the Board of Directors at its meeting next succeeding such action. The Secretary or an Assistant Secretary shall attend and act as secretary of all meetings of a committee and keep the minutes thereof.
Section 8. Any action required or permitted to be taken by any committee of the Board may be taken without a meeting if all members of the committee consent in writing (including by electronic means) to the adoption of a resolution authorizing such action.
Section 9. Any one or more members of any committee of the Board may participate in a meeting of such committee by means of a conference telephone or similar communications equipment allowing all persons participating in such meeting to hear each other at the same time. Participation by such means shall constitute presence in person at such meeting.
ARTICLE IV. OFFICERS
Section 1. The officers of the Corporation shall be a Chairman of the Board of Directors, a Chief Executive Officer, a President, one or more Vice Presidents, one or more of whom may be designated Executive Vice President and one or more of whom may be designated Senior Vice President, a Treasurer, a Secretary and a Controller, all of whom may be appointed by the Board of Directors, and such other officers as the Board of Directors, from time to time may appoint and each officer shall serve at the discretion of the Board of Directors until the next annual election of officers. One person may serve as more than one of such officers, except that the same person shall not serve both as Chief Executive Officer and Secretary.
Section 2. The Board of Directors may appoint from their number a Chairman of the Board of Directors who shall preside at all meetings of the Board of Directors and of the shareholders of the Corporation, and shall have such other powers and duties as may be delegated to him or her by the Board of Directors.
Section 3. The Board of Directors shall appoint a Chief Executive Officer who shall, subject to the supervision of the Board of Directors, have general charge of the management of the affairs of the Corporation. In the absence of the Chairman of the Board (or if there be none), he or she shall preside at all meetings of the Board of Directors and of the shareholders. In the absence or incapacity of the Chairman of the Board, the Chief Executive Officer shall exercise all of the powers and duties of the Chairman of the Board.
Section 4. The Board of Directors shall appoint a President who shall have such powers and shall perform such duties as may be assigned by the Board of Directors. In the absence or incapacity of the Chief Executive Officer, the President shall exercise all of the powers and duties of the Chief Executive Officer.
Section 5. The Board of Directors may appoint a chief operating officer of the Corporation who need not be a member of the Board of Directors of the Corporation. The chief operating officer shall be subject to the direction of the Chief Executive Officer and the President, and shall direct and supervise the administration of the business and affairs of the Corporation.
Section 6. The Board of Directors shall appoint one or more Vice Presidents, one or more of whom may be designated Executive Vice President or Senior Vice President, and one of whom may be designated Vice President-Finance, who shall have such powers and shall perform such duties as may be assigned by the Board of Directors. In the absence or incapacity of the President, the Executive Vice Presidents, in order of seniority determined by time of appointment to office, shall exercise all of the powers and duties of the President.
Section 7. The Board of Directors shall elect a Treasurer who shall have such powers and shall perform such duties as may be assigned to him by the Board of Directors.
Section 8. The Board of Directors shall appoint a Secretary who shall keep the minutes of all meetings of the Board of Directors and of the shareholders of the Corporation. The Secretary shall give or cause to be given notice of all meetings of the shareholders and of such meetings of the Board of Directors as may require notice. The Secretary shall keep in safe custody the seal of the Corporation and shall affix the same to all instruments requiring it when authorized by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer. The Secretary shall have such further powers and shall perform such further duties as may be assigned to the Secretary by the Board of Directors. The Secretary shall enforce the restrictions on the transfer of the capital stock of the Corporation set forth in Part III of Article FOURTH of the Certificate of Incorporation. In connection therewith, the Secretary shall supervise the Corporation’s transfer agent and/or registrar for the capital stock.
Section 9. The Board of Directors shall elect a Controller who shall be the chief accounting officer of the Corporation and shall be in charge of its books of account and accounting records and of its accounting procedures. The Controller shall have such further powers and shall perform such further duties as may be assigned to the Controller by the Board of Directors.
Section 10. The Board of Directors shall from time to time appoint such other officers to have such powers and to perform such duties as may be assigned to them by the Board of Directors.
ARTICLE V. INDEMNIFICATION
The Corporation, to the full extent permitted and in the manner required by the laws of the State of New York as in effect at the time of the adoption of this Article V or as the law may be amended from time to time, shall (i) indemnify any person (and the heirs and legal representatives of such person) made, or threatened to be made, a party in an action or proceeding (including, without limitation, one by or in the right of the Corporation to procure a judgment in its favor), whether civil, criminal, administrative or investigative, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the Corporation served in any capacity at the request the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity and (ii) provide to any such person (and their heirs and legal representatives of such person) advances for expenses incurred in pursuing such action or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by Section 725(a) of the Business Corporation Law.
The indemnification and advancement of expenses provided herein shall not be deemed exclusive of any other rights to which the person seeking indemnification or advancement of expenses may be entitled (i) under the Certificate of Incorporation or By-Laws of this or any other corporation, or (ii) by any resolution of shareholders, resolution of directors or agreement providing for such indemnification or advancement, all of which are authorized by these By-Laws (except with respect to matters which at the time of indemnification is sought are prohibited by applicable law), or (iii) otherwise.
ARTICLE VI. CAPITAL STOCK
Section 1. The shares of stock of the Corporation shall be represented by certificates, provided that the Board may allow by resolution or resolutions that some or all of any or all classes or series of its stock may be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to this Corporation. Subject to Part III of Article FOURTH of the Certificate of Incorporation, certificates for each class and series of stock shall be in such form as shall be adopted by the Board of Directors, shall be duly numbered and registered in the order issued and shall be signed by the Chairman of the Board or the Chief Executive Officer or the President or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer of the Corporation, and may be sealed with the seal of the Corporation or facsimile thereof. The signatures of the officers upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent or registered by a registrar other than the Corporation itself or its employee. In case any officer who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of issue.
Section 2. Subject to Part III of Article FOURTH of the Certificate of Incorporation, transfers of shares shall only be made upon the books of the Corporation by the registered holder in person or by attorney, duly authorized and upon surrender of the certificate or certificates, if any, for such shares, properly signed for transfer (or, with respect to uncertificated shares, by delivery of duly executed instructions or in any other manner permitted by applicable law), and new certificates (or uncertificated shares, as the case may be) shall thereupon be issued.
Section 3. A new certificate of stock may in the discretion of the Board of Directors, and under such regulations with respect to indemnification and otherwise as they may prescribe, be issued in place of the certificate claimed to have been lost, stolen or destroyed.
Section 4. So long as the restrictions set forth in Part III of Article FOURTH of the Certificate of Incorporation shall not have lapsed, all share certificates representing shares of capital stock shall bear a conspicuous legend as follows:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO PART III OF ARTICLE FOURTH OF THE CERTIFICATE OF INCORPORATION OF JEFFERIES FINANCIAL GROUP INC. REPRINTED IN ITS ENTIRETY ON THE BACK OF THIS CERTIFICATE.”
With respect to uncertificated shares, the full text of such legend and Part III of Article Fourth of the Certificate of Incorporation may be recorded upon the books of the Corporation, sent to the registered holder thereof, or communicated to the registered holder by any other means in accordance with the laws of the State of New York.
Section 5. Subject to Part III of Article FOURTH of the Certificate of Incorporation, the Corporation shall be entitled to treat the registered holder of any share or shares as the holder thereof in fact and law and shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, save as otherwise expressly provided by statute.
ARTICLE VII. DIVIDENDS
Dividends shall be declared and paid out of the surplus of the Corporation as often and at such times as the Board of Directors may determine, and in accordance with the New York Business Corporation Law.
ARTICLE VIII. INSPECTORS OF ELECTION
The Board of Directors, in advance of any shareholders’ meeting, shall appoint two inspectors to act at the meeting or any adjournment thereof. If inspectors are not so appointed, the person presiding at a shareholders’ meeting shall appoint two inspectors. In case any person appointed fails to appear or act, the vacancy may be filled by appointment made by the Board of Directors in advance of the meeting or at the meeting by the person presiding thereat.
ARTICLE IX. DIRECTOR EMERITUS
The Board of Directors may from time to time elect one or more individuals to serve as a Director Emeritus whose duty shall be to consult with and advise the Board of Directors and members of management of the Corporation, as requested. An individual serving as a Director Emeritus shall serve at the pleasure of the Board of Directors and shall have the right to receive notice of and attend all meetings of the Board of Directors (although no Director Emeritus shall be required to attend meetings of the Board of Directors, or to attend any such meetings in person), to participate in discussions held during the meetings of the Board of Directors (but not meetings of the committees of the Board of Directors), and to receive compensation as is from time to time determined to be appropriate by the Board of Directors. No Director Emeritus shall be entitled to vote on any business coming before the Board of Directors, nor shall he or she be counted as a member of the Board of Directors for any purpose including for the purpose of determining the number of directors necessary to constitute a quorum, for the purpose of determining whether a quorum is present, or otherwise. The position of Director Emeritus does not carry with it any rights, duties, privileges, liabilities or obligations otherwise associated with being a member of the Board of Directors; and accordingly no “Director Emeritus” shall be a “director” nor shall any “Director Emeritus” be deemed to be a “director” as that term is used in these By-Laws or otherwise.
ARTICLE X. SEAL
The seal of the Corporation shall be in the form of a circle and shall bear the name of the Corporation and the year of its incorporation.
ARTICLE XI. AMENDMENTS
By-Laws of the Corporation may be adopted, amended or repealed by vote of the holders of the shares at the time entitled to vote in the election of any directors. By-Laws may also be adopted, amended or repealed by the Board of Directors by vote of a majority of the directors present at the time of the vote if a quorum is then present. If any By-Law regulating an impending election of directors is adopted, amended or repealed by the Board of Directors, there shall be set forth in the notice of the next meeting of shareholders for the election of Directors the By-Law so adopted, amended or repealed, together with a concise statement of the changes made.
ARTICLE XII. WAIVERS OF NOTICE
Whenever the Corporation or the Board of Directors or any committee of the Board is authorized to take any action after notice to any person or persons or after the lapse of a prescribed period of time, such action may be taken without notice and without the lapse of such period of time, if at any time before or after such action is completed the person or persons entitled to such notice or entitled to participate in the action to be taken or, in the case of a shareholder, his attorney-in-fact or proxy, submits a signed waiver of notice of such requirement.
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